EXHIBIT 3.1(i)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DELTA INTERNATIONAL OIL & GAS INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Delta International Oil & Gas Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:       That the Board of Directors of the corporation on June 13, 2018, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:

RESOLVED, that the Board of Directors adopts and approves the following amended Article FIRST to replace, in its entirety, the Article FIRST of the corporation’s Certificate of Incorporation:

“FIRST: The name of the corporation (hereinafter called the “corporation”) is CannAwake Corporation.”

SECOND: That said amendment shall become effective on filing with the Secretary of State of the State of Delaware; provided, that for purposes of the public trading markets for the Common Stock of the corporation, the change of the corporation’s name shall be effective on such date and at such time as the Financial Industry Regulatory Authority approves the change of the corporation’s name as effective for trading purposes.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer this 13th day of June, 2018.